Exhibit 99.1

FOR IMMEDIATE RELEASE

Cathay General Bancorp                                                                                           Contact: Monica Chen
777 North Broadway                                                                                                (213) 625-4749
Los Angeles, CA 90012

Cathay General Bancorp Announces a 17% Increase in Quarterly Cash Dividend

LOS ANGELES, April 2, 2007: Cathay General Bancorp (Nasdaq: CATY), the holding company for Cathay Bank, announced today that its Board of Directors has approved a 17 percent increase of the company's quarterly cash dividend. The quarterly cash dividend will increase from 9 cents to 10.5 cents, payable on April 24, 2007, to stockholders of record as of April 13, 2007.

Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer of Cathay General Bancorp said, "With this dividend increase, we continue our tradition of seeking the creation of value for our stockholders consistent with our profitability and capital adequacy."

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates thirty branches in California, nine branches in New York State, three branches in Chicago, Illinois, one branch in Massachusetts, one in Houston, Texas, two in Washington State, a loan production office in Dallas, Texas, and representative offices in Taipei, Hong Kong and Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: expansion into new market areas; acquisitions of other banks, if any; fluctuations in interest rates; demographic changes; earthquake or other natural disasters; competitive pressures; deterioration in asset or credit quality; changes in the availability of capital; legislative and regulatory developments; changes in business strategy, including the formation of a real estate investment trust; general economic or business conditions in California and other regions where Cathay Bank has operations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2006, its reports and registration statements filed with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.